ADVANCED CREDIT TECHNOLOGIES, INC.

ANTI-CORRUPTION POLICY

Effective November 2, 2017

1. Introduction.

Combating Corruption. Advanced Credit Technologies, Inc. (the "Company") operates in a wide range of legal and business environments, many of which pose challenges to our ability to conduct our business operations with integrity. As a company, we strive to conduct ourselves according to the highest standards of ethical conduct. Throughout its operations, the Company seeks to avoid even the appearance of impropriety in the actions of its directors, officers, employees, and agents.

      Accordingly, this Anti-Corruption Policy ("Policy") reiterates our commitment to integrity, and explains the specific requirements and prohibitions applicable to our operations under anti-corruption laws, including, but not limited to, the US Foreign Corrupt Practices Act of 1977 ("FCPA"). This Policy contains information intended to reduce the risk of corruption and bribery from occurring in the Company's activities. The Company strictly prohibits all forms of corruption and bribery and will take all necessary steps to ensure that corruption and bribery do not occur in its business activities.

     Under the FCPA, it is illegal for US persons, including US companies or any companies traded on US exchanges, and their subsidiaries, directors, officers, employees, and agents, to bribe non-US government officials. The concept of prohibiting bribery is simple. However, understanding the full scope of the FCPA is essential as this law directly affects everyday business interactions between the Company and non-US governments and government-owned or government-controlled entities.

     Violations of the FCPA can also result in violations of other US laws, including anti-money laundering, mail and wire fraud, and conspiracy laws. The penalties for violating the FCPA are severe. In addition to being subject to the Company's disciplinary policies (including termination), individuals who violate the FCPA may also be subject to imprisonment and fines.

     Aside from the FCPA, the Company may also be subject to other non-US anti- corruption laws, in addition to the local laws of the countries in which the Company conducts business. This Policy generally sets forth the expectations and requirements for compliance with those laws.

     Applicability. This Policy is applicable to all of the Company's operations worldwide. This Policy applies to all of the Company's directors, officers, and employees. This Policy also applies to the Company's agents, consultants, joint venture partners, and any other third-party representatives that, on behalf of the Company, have conducted business outside of the US or interacted with non-US government officials or are likely to conduct business outside of the US or interact with non-US government officials.

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     Third-Party Agents. Because Congress anticipated the use of third-party agents in bribery schemes—for example, to avoid actual knowledge of a bribe—it defined the term “knowing” in a way that prevents individuals and businesses from avoiding liability by putting “any person” between themselves and the foreign officials. Therefore, the Company and its employees cannot avoid liability for an FCPA violation by dealing with an intermediary, either domestic or foreign, instead of the foreign official directly.

     Under the FCPA, a person’s state of mind is “knowing” with respect to conduct, a circumstance, or a result if the person:

●	is aware that he or she is engaging in such conduct, that such circumstance exists, or that such result is substantially certain to occur; or
●	has a firm belief that such circumstance exists or that such result is substantially certain to occur.

     Thus, a person has the requisite knowledge when he or she is aware of a highprobability of the existence of such circumstance, unless the person actually believes that such circumstance does not exist. As Congress made clear, it meant to impose liability not only on those with actual knowledge of wrongdoing, but also on those who purposefully avoid actual knowledge:

[T]he so-called “head-in-the-sand” problem—variously described in the pertinent authorities as “conscious disregard,” “willful blindness” or “deliberate ignorance”—should be covered so that management officials could not take refuge from the Act’s prohibitions by their unwarranted obliviousness to any action (or inaction), language or other “signaling device” that should reasonably alert them of the “high probability” of an FCPA violation.

Common red flags associated with third parties include:

●	excessive commissions to third-party agents or consultants;
●	unreasonably large discounts to third-party distributors;
●	third-party “consulting agreements” that include only vaguely described services;
●	the third-party consultant is in a different line of business than that for which it has been engaged;
●	the third party is related to or closely associated with the foreign official;
●	the third party became part of the transaction at the express request or insistence of the foreign official;

●	the third party is merely a shell company incorporated in an offshore jurisdiction; and

●	the third party requests payment to offshore bank accounts.

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     Employees of the Company should be mindful of the aforementioned red flags associated with third-party agents and its the Company’s policy that a due diligence investigation should be conducted with regard to any prospective foreign agents

2.	Prohibited Payments.

     Company employees and agents are prohibited from directly or indirectly making, promising, authorizing, or offering anything of value to a non-US government official on behalf of the Company to secure an improper advantage, obtain or retain business, or direct business to any other person or entity. This prohibition includes payments to third-parties where the Company employee or agent knows, or has reason to know, that the third-party will use any part of the payment for bribes.

(a)               Cash and Non-Cash Payments: "Anything of Value." Payments that violate the FCPA may arise in a variety of settings and include a broad range of payments beyond the obvious cash bribe or kickback. The FCPA prohibits giving "anything of value" for an improper purpose. This term is very broad and can include, for example:

(i)                 Gifts.

(ii)              Travel, meals, lodging, entertainment, or gift cards.

(iii)            Loans or non-arm's length transactions.

(iv)             Charitable or political donations.

(v)               Business, employment, or investment opportunities.

(b)              Non-US Government Official. The FCPA broadly defines the term non-US government official to include:

(i)                 Officers or employees of a non-US government or any department, agency, or instrumentality thereof.

(ii)              Officers or employees of a company or business owned in whole or in part by a non-US government (a state owned or controlled enterprises).

(iii)            Officers or employees of a public international organization (such as the United Nations, World Bank, or the European Union).

(iv)             Non-US political parties or officials thereof.

(v)               Candidates for non-US political office.

This term also includes anyone acting on behalf of any of the above.

     On occasion, a non-US government official may attempt to solicit or extort improper payments or anything of value from Company employees or agents. Such employees or agents must inform the non-US government official that the Company does not engage in such conduct and immediately contact the Company’s President, Christopher Jackson.

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(c)               Commercial Bribery. Bribery involving commercial (non-governmental parties) is also prohibited under this Policy. To this end, Company employees and agents shall not offer, promise, authorize the payment of, or pay or provide anything of value to any employee, agent, or representative of another company to induce or reward the improper performance of any function or any business-related activity. Company employees and agents also shall not request, agree to receive, or accept anything of value from any employee, agent, or representative of another company or entity as an inducement or reward for the improper performance of any function or business-related activity.

3.	Permitted Payments.

     The FCPA does not prohibit all payments to non-US government officials. In general, the FCPA permits three categories of payments:

(a)               Facilitating Payments. The FCPA includes an exception for nominal payments made to low-level government officials to ensure or speed the proper performance of a government official's routine, non-discretionary duties or actions, such as:

(i)                 Clearing customs.

(ii)              Processing governmental papers such as visas, permits, or licenses.

(iii)            Providing police protection.

(iv)             Providing mail, telephone, or utility services.

(b)              Promotional Hospitality and Marketing Expenses or Pursuant to a Contract. The Company may pay for the reasonable cost of a non-US government official's meals, lodging, or travel if, and only if, the expenses are bona fide, reasonable, and directly related to the promotion, demonstration, or explanation of Company products or services, or the execution of a contract with a non-US government or agency.

(c)               Promotional Gifts. Promotional gifts of nominal value may be given to a non-US government official as a courtesy in recognition of services rendered or to promote goodwill. These gifts must be nominal in value and should generally bear the trademark of the Company or one of its products.

4.	Political and Charitable Contributions.

Contributions to candidates for non-US political office are prohibited unless the Company’s President pre-approves them in writing. Charitable contributions to non-US charities must also be pre-approved in writing by the Company’s President.

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5.	Record Keeping.

     It is the Company's policy to implement and maintain internal accounting controls based upon sound accounting principles. All accounting entries in the Company's books and records must be timely and accurately recorded and include reasonable detail to fairly reflect transactions. These accounting entries and the supporting documentation must be periodically reviewed to identify and correct discrepancies, errors, and omissions.

(a)               Authorization for Transactions. All transactions involving the provision of anything of value to a non-US government official must occur only with appropriate Company authorization.

(b)              Recording Transactions. All transactions involving the provision of anything of value to a non-US government official must be recorded in accordance with generally accepted accounting principles.

(c)               Tracking Transactions. All transactions involving the provision of anything of value to a non-US government official must be tracked in a separate log or record, with supporting documentation identifying:

(i)                 The name and position of the employee requesting and authorizing the transaction.

(ii)              The name and position of the non-US government official involved in the transaction.

(iii)            A description, including the value, of the payment or provision of anything of value, and where applicable, a description of the Company's products or services being promoted or the relevant contractual provision if the payment was made pursuant to a contract.

6.	Cash Payments.

     Cash payments of any kind to a third-party, other than documented petty cash disbursements or other valid and approved payments, are prohibited. Company checks shall not be written to "cash," "bearer," or anyone other than the party entitled to payment except to replenish properly used petty cash funds.

7.	Representatives.

     All third-party Company representatives must fully comply with the FCPA and all other applicable laws.

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8.	Compliance.

     Company employees and agents must be familiar with and perform their duties according to the requirements set out in this Policy. Company employees or agents who violate this Policy are subject to disciplinary action, up to and including dismissal. Third-party representatives who violate this Policy may be subject to termination of all commercial relationships with the Company.

     To ensure that all Company employees and agents are thoroughly familiar with the provisions of this Policy, the FCPA, and any other applicable anti-corruption laws, the Company shall provide anti-corruption training and resources to those Company employees and agents, as appropriate.

     Any Company employee or agent who suspects that this Policy may have been violated must immediately notify the Company as specified in the section entitled "Reporting Policy Violations" below. Any Company employee who, in good faith, reports suspected legal, ethical, or Policy violations will not suffer any adverse consequence for doing so. When in doubt about the appropriateness of any conduct, the Company requires that you seek additional guidance before taking any action that may subject the Company to potential FCPA liability.

9.	Duty to Cooperate.

     The Company may at times undertake a more detailed review of certain transactions. As part of these reviews, the Company requires all employees, agents, and third party representatives to cooperate with the Company, outside legal counsel, outside auditors, or other similar parties. The Company views failure to cooperate in an internal review as a breach of your obligations to the Company, and will deal with this failure severely in accordance with any local laws or regulations.

10.	Questions About the Policy.

          If you have any questions relating to this Policy, please contact the Company’s President, Christopher Jackson.

11.	Reporting Policy Violations.

     To report potential violations of this Policy, immediately notify the Company’s President, Christopher Jackson.

***ATTESTATION TO FOLLOW ON NEXT PAGE***

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ATTESTATION

I, ________________________ (name), acknowledge that on ______________________ (date), I received and read a copy of the Anti-Corruption Policy dated November 2, 2017 and understand that it is my responsibility to be familiar with and abide by its terms.

______________________________________

Dated:

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